EXHIBIT 99.1

Allscripts Healthcare Solutions Contacts:

Bill Davis                                                                                                                                                Dan Michelson
Chief Financial Officer                                                                                                                             Vice President of Marketing
847-680-3515, Ext. 282                                                                                                                         847-680-3515, Ext. 4330
bill.davis@allscripts.com                                                                                                                         dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Healthcare Solutions To Acquire
Advanced Imaging Concepts

TouchWorks EMR to Integrate Award-Winning Document Imaging Technology

LOUISVILLE, KY and CHICAGO, IL - July 16, 2003 -- Allscripts Healthcare Solutions (NASDAQ: MDRX), the leading provider of clinical software and information solutions for physicians, announced today the signing of an agreement to acquire Advanced Imaging Concepts, Inc. (AIC), a leading provider of document imaging, scanning and management software for healthcare providers. AIC has recently won a number of prestigious industry awards including Top Honors in the document imaging solutions category at the 2003 TEPR Convention, and currently has over 250 installations in 40 states and over 14,000 licensed users.

Allscripts and AIC have worked in a strategic partnership since 2002 to offer digital imaging functionality to clients through the TouchWorks Scan™ module. AIC's IMPACT.MD® platform serves as both a patient-centric electronic file cabinet and an imaging solution. Allscripts will incorporate the IMPACT.MD platform directly into the TouchWorks™ EMR.

"The strategic importance of imaging is clear - it enables a true paperless patient record and accelerates the adoption of TouchWorks," said Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. "As we evaluated our opportunity with AIC, our clients confirmed the need for imaging to better manage legacy paper files and also reaffirmed that AIC is the clear leader in the document imaging space."

Additionally, AIC brings a very solid value-added reseller network with an excellent track record in selling to the small-to-mid-size practice market. As a separate business unit of AHS, AIC will focus on expanding penetration in this market.

"The union of AHS and AIC makes perfect sense because our companies share a common belief in the modular approach to the electronic medical record," commented Jeffery Amrein, Chief Executive Officer of Advanced Imaging Concepts. "Imaging technology offers a low-cost and low-effort entry point for practices seeking a full EMR."

AHS will acquire all outstanding shares of AIC common stock and common stock equivalents for $18 million, payable in cash and by the assumption of a portion of outstanding AIC stock options. The transaction is subject to final approval of the shareholders of AIC and other closing conditions. The transaction is expected to close later this year.

About Advance Imaging Concepts, Inc.
Advanced Imaging Concepts, Inc. (AIC) is a leader in document imaging solutions fo rthe medical industry. AIC's flagship product, IMPACT.MD, is a Windows-based, computerized patient records software system for healthcare organizations. IMPACT.MD serves as a single, flexible repository for all of the patient-related paper that flows around an organization, whether it is generated from within the office, such as phone messages and office notes, or outside the office, such as lab results and referral letters. Authorized users can access patient records instantly with the click of a mouse from any workstation, which eliminates the need for paper records.

About Allscripts Healthcare Solutions
Allscripts Healthcare Solutions is the leading provider of clinical software and information solutions for physicians. The Company's TouchWorks software is a modular electronic medical record that enhances physician productivity using a wireless handheld device, Tablet PC, or desktop workstation to automate the most common physician activities including prescribing, capturing charges, dictating, ordering labs and viewing results, providing patient education, and documenting clinical encounters. Additionally, AHS provides patient compliance and healthcare product education services for physicians through its Physicians Interactive™ business and also provides medication fulfillment services. AHS provides software and services to over 20,000 physicians across the U.S.

Strategic partners include IDX Systems (NASDAQ: IDXC); IMS Health (NYSE: RX); Microsoft (NASDAQ: MSFT); Hewlett-Packard Company; and Medco Health.

TouchWorks Scan, TouchWorks and Physicians Interactive are trademarks of Allscripts Healthcare Solutions. Visit AHS on the Web at www.allscripts.com. IMPACT.MD is a registered trademark of Advanced Imaging Concepts, Inc.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts' beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts' actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company's 2002 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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